Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

ANNOUNCES RECORD QUARTERLY EARNINGS AND

RAISES 2006 EARNINGS GUIDANCE

November 3, 2006 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that its third quarter 2006 earnings were an all time quarterly record of $29,430,000, slightly exceeding its previous record set in the second quarter of 2006. The $0.39 per share recorded in the third quarter of 2006 compares with $0.09 per share in the third quarter of 2005. Additionally, TETRA is raising its 2006 earnings guidance range to $1.40 – $1.52 per share, from its previous guidance of $1.25 – $1.50 per share. All financial data in this release are reported in U.S. dollars, and all per share amounts are fully diluted and reflect the 2-for-1 stock split effected as a stock dividend in May 2006 and the 3-for-2 stock split effected as a stock dividend in August 2005.

Consolidated revenues for the quarter ended September 30, 2006 were $217,764,000 versus the $122,510,000 reported in the third quarter of 2005. Total gross profit was $71,710,000 (32.9% gross profit margin) in the third quarter of 2006 versus $25,751,000 (21.0% gross profit margin) in the third quarter of 2005. Income before discontinued operations was $29,430,000 in the third quarter of 2006 versus $6,197,000 in the comparable period of 2005. Net income was $29,430,000 in 2006’s third quarter versus $6,197,000 in 2005’s third quarter.

Consolidated results per share from continuing operations for the third quarter of 2006 were earnings of $0.39 with 75,068,000 weighted average diluted common shares outstanding versus $0.09 with 72,575,000 weighted average diluted common shares outstanding in the third quarter of 2005. Per share results reflect the previously referenced stock splits.

Divisional pretax earnings from continuing operations in the third quarter of 2006 versus the third quarter of 2005 were: Fluids – $15,719,000 in 3Q 2006 versus $6,233,000 in 3Q 2005; Well Abandonment & Decommissioning (WA&D) – $29,144,000 in 3Q 2006 versus $2,618,000 in 3Q 2005; and, Production Enhancement – $12,070,000 in 3Q 2006 versus $7,077,000 in 3Q 2005. A further breakdown of the WA&D Division can be found in an accompanying financial table in this press release.

Financial data aggregating the first nine months of 2006, comparable data for 2005 and data relating to net income, as well as discontinued operations, are available in the accompanying financial table in this press release.

Geoffrey M. Hertel, President and Chief Executive Officer, stated, “Our third quarter came in just about as anticipated. Our earnings in 2006’s third quarter would have been substantially higher than the comparable period in 2005, even if we had not experienced hurricane effects in 2005’s third quarter. All three divisions contributed to this improvement.

“Our WA&D Services business segment (a component of our WA&D Division) saw a 344% increase in pretax earnings over 2005’s third quarter. This improvement reflected the dramatic increase in activity following last year’s hurricanes, weather related disruptions to 2005’s third quarter, the acquisition of Epic Divers and the WA&D Services segment’s addition of new equipment and personnel. However, during the recent quarter we continued to incur costs associated with personnel and infrastructure for new “spreads” of equipment that will work well abandonment and decommissioning projects in the Gulf of Mexico (GOM) and for three dive support vessels (DSVs). Limited revenues were generated during the third quarter from these “spreads” and DSVs, because they were not available for work during much of the quarter. The Achiever “spread” went on the payroll September 30. The Orion “spread” began working on Maritech’s hurricane damaged properties on September 30 (profits from work performed by WA&D Services for Maritech have been, and will continue to be, eliminated in accordance with GAAP until the associated claims have been reviewed and the cash is received). The Orion will move to its longer term contract on or about November 15. The three DSVs are scheduled to begin work as follows: Explorer – early December; Diver – late November; and, Seahorse – early to mid-December.

“The conclusion we believe should be drawn from all of this, is that the WA&D Services segment’s revenues and profits in our fourth quarter are expected to exceed those reported in the third quarter, and first quarter 2007 revenues and profits are expected to exceed the fourth quarter of 2006. One additional bit of complexity to the WA&D Division’s reported profits is the timing of insurance reimbursements for work performed by WA&D Services for Maritech. Profits for this work, in accordance with GAAP, are eliminated until the associated claims are reviewed and paid by the underwriter. As an example, approximately $2.2 million of pre-tax earnings ($0.019 per share after tax) were eliminated from third quarter profits due to this factor.

“Maritech’s pretax earnings increased 803% over the levels attained in the third quarter of 2005. One of the primary reasons for this gain was the absence of losses associated with hurricanes Rita and Katrina in 2005. However, Maritech’s performance also reflects production increases derived from acquired properties, reworking older wells and new drillings. These same factors should bode well for production into 2007. While net production averaged approximately 22,000 MCF/D of natural gas and 3,500 B/D of oil and natural gas liquids (a combined total of 43,000 MCFE/D) during the third quarter, it was recently 25,000 MCF/D and 4,200 B/D (a combined total of 50,200 MCFE/D), and we anticipate net production at year end 2006 to reach 28,000 MCF/D and 5,400 B/D (a combined total of 60,400 MCFE/D). One barrel equals six MCF for MCFE (MCF equivalent) calculations.

“Our Fluids Division generated third quarter pretax earnings that exceeded third quarter 2005 levels by 152%. This increase mostly reflected three factors: absence of hurricane downtime; price increases; and, growth in international and domestic onshore markets. We had previously indicated that second half 2006 Fluids profits should drop from first half 2006 levels. This is because a substantial portion of TCE (European fluids manufacturing) profits occur in the second quarter. Additionally, inventory profits (associated with price increases) should decline throughout the second half of 2006 and all of 2007. While these assumptions remain accurate, two factors may work to ameliorate these profit declines in 2007. First, our domestic onshore business continues to grow rapidly. On September 25, 2006, we acquired the assets of Arrowhead Oilfield Services, Inc., a high volume onshore fluids transfer company, for $6.5 million in cash. This company will help to grow our onshore completion services operations, expanding TETRA’s significant market position as the leading supplier of onshore fluid transfer services in certain geographic regions. Our domestic onshore and international business helped to offset the slowdown in the Fluids business that we have experienced in recent years, with the decline in GOM drilling.

“The second event that bodes well for Fluids profits in 2007 was the recent price increase for bromine by a major bromine producer from $2,500 to $2,970 per metric ton (an 18.8% increase). This comes on the heels of the earlier increase from $2,200 to $2,500 per metric ton. If retail sales prices of brominated products are increased due to this bromine price hike, this could partially mitigate the significant profit reduction we had anticipated for Fluids in 2007 from a reduction in inventory gains. The price increase for bromine also reinforces our decision, announced earlier this year, to fully integrate our brominated fluids production with the construction of a new bromine plant at Magnolia, Arkansas. We expect to see material cost reductions in our brominated products from this plant.

“Both our Compressco business unit and our testing operations contributed to the 71% increase in pretax earnings in the third quarter of 2006 (over 2005’s third quarter) in our Production Enhancement Division. In Compressco, we continued our geographic expansion, with particular emphasis in California. We also placed additional units in Mexico. We built new satellite-monitored and automated units which allow us to service customers for whom constant wellhead surveillance is a requirement. Compressco also accelerated protection of its unique patented engine block with patent applications in most of the major oil and gas producing areas of the world.

“Our testing operations continue to grow through the more efficient utilization of our personnel and equipment, precipitated by the Beacon acquisition. Also, our international testing business continues to expand as reflected by increased activity in Brazil during the recent quarter. We anticipate significant growth from our testing operations in 2007.

“2006 has been a record year for TETRA so far. However, our mantra to “build for the future” remains a cornerstone of our philosophy. Clearly, the expansion we are currently involved in speaks well for our potential earnings growth in 2007. Our Magnolia investment is also expected to help build momentum for 2008 and 2009. All of this expansion takes an incredible amount of qualified personnel. Finding these people has been a primary goal for TETRA. To add experienced, qualified personnel within the energy industry has been a particularly daunting challenge during 2006. However, TETRA’s track record, our entrepreneurial spirit, opportunities for internal advancement and our corporate culture are enabling us to attract the type of people we need to build TETRA into the future. At December 31, 2005, we had 1,668 employees. At September 30, 2006 (just nine months later), we had 2,466 employees (a 47.8% increase). A total of 342 of the 798 person increase came to us through acquisitions. We are very proud of our ability to attract and retain high caliber employees. Without them, the future growth potential of any oil and gas service company is but a figment of its imagination.

“We have increased and narrowed our earnings guidance range for 2006 to $1.40 – $1.52 per share, up from $1.25 – $1.50 per share. The absence of major hurricane downtime was a factor in increasing the bottom of the range. The slight postponement of new WA&D “spreads” and DSV activation kept the range from increasing further upward. A significant factor in the fourth quarter will be the inclusion or elimination of WA&D Services profits related to work performed for Maritech which is contingent on the timing of insurance reimbursements. We expect to give earnings guidance for 2007 in very late December of 2006 or early in January of 2007,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(In Thousands, Except Per Share Amounts)
Revenues
Fluids Division	$56,687	$47,058	$182,311	$162,796
WA&D Division
WA&D Services	95,882	34,060	201,481	101,258
Maritech	42,133	14,418	118,039	44,485
Intersegment eliminations	(16,653)	(217)	(34,659)	(1,110)
WA&D Division total	121,362	48,261	284,861	144,633
Production Enhancement Division	39,984	27,223	111,380	78,141
Eliminations and other	(269)	(32)	(501)	(140)
Total revenues	217,764	122,510	578,051	385,430

Gross profit
Fluids Division	22,247	11,068	65,280	37,643
WA&D Division
WA&D Services	22,143	6,680	46,458	24,200
Maritech	13,675	(2,005)	42,690	3,905
Intersegment eliminations	(1,939)	29	(4,712)	(48)
WA&D Division total	33,879	4,704	84,436	28,057
Production Enhancement Division	15,916	10,192	44,485	28,827
Eliminations and other	(332)	(213)	(831)	(665)
Total gross profit	71,710	25,751	193,370	93,862

General and administrative expense	23,371	16,725	68,136	51,720
Operating income	48,339	9,026	125,234	42,142

Interest expense, net	3,503	1,408	9,229	4,320
Other expense (income)	(304)	(1,223)	(3,770)	(3,010)
** Income before taxes and discontinued operations (A)	45,140	8,841	119,775	40,832

Provision for income taxes	15,710	2,644	41,706	13,681
Income before discontinued operations	29,430	6,197	78,069	27,151

Discontinued operations:
Income (loss) from discontinued operations, net of taxes (A)	–	–	103	(270)

Net income	$29,430	$6,197	$78,172	$26,881

** Income before taxes and discontinued operations
Fluids Division	15,719	6,233	47,177	24,080
WA&D Division
WA&D Services	19,079	4,295	37,060	15,897
Maritech	12,004	(1,707)	41,142	3,224
Intersegment eliminations	(1,939)	30	(4,712)	(48)
WA&D Division total	29,144	2,618	73,490	19,073
Production Enhancement Division	12,070	7,077	33,065	19,867
Corporate overhead (includes interest)	(11,793)	(7,087)	(33,957)	(22,188)
Total	45,140	8,841	119,775	40,832

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations	$0.41	$0.09	$1.09	$0.39
Income (loss) from discontinued operations	–	–	0.00	(0.00)
Net income	$0.41	$0.09	$1.09	$0.39

Weighted average shares outstanding	71,781	69,383	71,559	68,298

Diluted per share information:
Income before discontinued operations	$0.39	$0.09	$1.04	$0.37
Income (loss) from discontinued operations	–	–	0.00	(0.00)
Net income	$0.39	$0.09	$1.04	$0.37

Weighted average shares outstanding	75,068	72,575	74,781	71,944

Depreciation, depletion and amortization (B)	$25,678	$11,067	$62,119	$32,879

(A) Information presented for each period reflects TETRA’s Norwegian process service operations as discontinued operations.

(B) DD&A information for 2005 and 2006 includes oil and gas property impairments under successful efforts accounting.

Balance Sheet	September 30, 2006	December 31, 2005
	(In Thousands)
Cash	$2,272	$2,987
Accounts receivable, net	233,097	147,982
Inventories	113,422	76,751
Other current assets	33,752	21,759
PP&E, net	479,011	353,855
Other assets	159,830	123,516
Total assets	$1,021,384	$726,850

Current liabilities	$180,766	$134,796
Long-term debt	296,618	157,270
Other long-term liabilities	150,769	150,637
Equity	393,231	284,147
Total liabilities and equity	$1,021,384	$726,850

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

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